Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-183350) and Form S-8 (No. 333-188451) of Trecora Resources of our reports dated March 26, 2014 and April 1, 2013 with respect to the balance sheets of SSI Chusei, Inc., and the related statements of comprehensive income, stockholder’s equity and cash flows for each of the two years in the periods ended December 31, 2013 and 2012, which reports appear in this Current Report on Form 8-K of Trecora Resources.

/s/ Appelrouth, Farah & Co., P.A.
Coral Gables, Florida
October 3, 2014